Exhibit 4.6

THIRD AMENDMENT TO THE

2001 AMENDED AND RESTATED

PUBLIX SUPER MARKETS, INC.

401(k) SMART PLAN

THIS THIRD AMENDMENT to the 2001 Amended and Restated Publix Super Markets, Inc. 401(k) SMART Plan is adopted this 17th day of March, 2004, by Publix Super Markets, Inc. (the “Company”), and is effective as of March 20, 2004.

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Publix Super Markets, Inc. 401(k) SMART Plan, which has been amended and restated from time to time (as amended and restated to date, the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to amend the Plan further; and

WHEREAS, the Company deems it advisable and in the best interest of the Participants to amend the Plan further in certain respects.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 1.27 of the Plan is deleted.

2. Section 1.32(a) of the Plan is amended to read as follows:

1.32 (a) “Hour of Service” shall mean

(1) an hour for which an Employee is paid, or entitled to payment, for the performance of duties for an Employer or an Affiliate;

(2) an hour for which an Employee is paid, or entitled to payment, by an Employer or an Affiliate on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), bereavement, lay-off, jury duty, military duty or leave of absence. Notwithstanding the preceding,

(A) an hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed shall not be credited under this section 1.32(a)(2) to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker’s compensation, unemployment compensation or disability insurance laws; and

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(B) an hour shall not be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee;

(3) an hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by an Employer or an Affiliate; provided, however, that the same Hour of Service shall not be credited both under section 1.32(a)(1), (2) or (5), as the case may be, and under this section 1.32(a)(3). Crediting of an Hour of Service for back pay awarded or agreed to with respect to periods described in section 1.32(a)(2) shall be subject to the limitations set forth in that section;

(4) an hour for which an Employee is on an unpaid leave of absence or during a similar approved time off period where the Employee is not paid, or entitled to payment, by an Employer or an Affiliate for such time, but only in the following situations and subject to the following limitations:

(A) any time for which an Employee is on a Family Medical Leave Act of 1993 (“FMLA”) unpaid leave, which period shall not exceed 12 weeks reduced by any time for which the Employee receives sick pay from an Employer or an Affiliate for the FMLA leave;

(B) any time for which an Employee is on an unpaid military leave, which period shall not exceed 12 weeks; and

(C) any time for which an Employee is absent from work due to a worker’s compensation injury reduced by any time for which the Employee receives sick pay from an Employer or an Affiliate for the absence; and

(5) an hour for which an Employee is absent from work, is not otherwise paid or entitled to payment for such absence, but is receiving long-term disability benefits under policies provided by the Employer or an Affiliate; provided, however, that no more than 501 Hours of Service shall be credited under this section 1.32(a)(5) to an Employee on account of any single continuous period during which the Employee performs no duties and is eligible for Hours of Service hereunder (whether or not such period occurs in a single Plan Year); and, provided further, that if the Employee, solely by virtue of receiving such long-term disability benefits, would otherwise be entitled to Hours of Service under section 1.32(a)(2) for such absence, the Employee shall not receive Hours of Service under section 1.32(a)(2) but shall instead receive Hours of Service under this section 1.32(a)(5) subject to the limitations contained herein.

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In determining Hours of Service under the foregoing section 1.32(a)(4) and (5), Employees determined to be exempt by an Employer or an Affiliate in accordance with the then current employment law shall be credited with Hours of Service pro-rata based on forty-five (45) hours for a full payroll period (one week); non-exempt, hourly-paid, full-time Employees shall be credited with Hours of Service pro-rata based on forty (40) hours for a full payroll period (one week); and non-exempt, hourly-paid, part-time Employees shall be credited with Hours of Service pro-rata based on a full payroll period equal to the average hours worked by the Employee for an Employer or an Affiliate during the fifty-two (52) week payroll period immediately preceding the unpaid period for which Hours of Service are being given hereunder; or in any case in which the Administrator is unable to determine Hours of Service for a non-exempt, hourly-paid, part-time Employee, such Employee shall be credited with Hours of Service pro-rata based on forty (40) hours for a full payroll period. Notwithstanding the preceding, in determining the average hours worked by a non-exempt, hourly-paid, part-time Employee for an Employer or an Affiliate during the fifty-two (52) week payroll period immediately preceding the unpaid period for which Hours of Service are being given hereunder, hours worked by such Employee shall be deemed to be forty (40) hours for any week ending prior to March 20, 2004.

The definition set forth in the foregoing section 1.32(a)(1) through (3) is subject to the special rules contained in Department of Labor Regulations Sections 2530.200b-2(b) and (c), and any regulations amending or superseding such Sections, which special rules are hereby incorporated in the definition of “Hour of Service” by this reference.

3. Section 5.2 of the Plan is amended to read as follows:

5.2 Eligibility and Participation.

(a) Any Employee of an Employer shall be eligible to become a Participant in the Plan six (6) months after his Hire Date if he has then attained age eighteen (18). Any such eligible Employee shall enter the Plan as a Participant, if he is still an Employee of an Employer, on the first day of the month immediately following the month in which the Employee becomes eligible. If the Employee has not attained age eighteen (18) on the date that is six (6) months after his Hire Date, he shall be eligible to become a Participant in the Plan on the date he attains age eighteen (18) and he shall enter the Plan as a Participant, if he is still an Employee of an Employer, as soon as administratively practicable but no later than two (2) weeks after the date he attains age eighteen (18) or, if earlier, the first day of the next Plan Year.

(b) A person who ceases to be an Employee of an Employer before he enters the Plan as a Participant and who reenters the employ of an Employer more than six (6) months after his Hire Date shall enter the Plan as a Participant as soon as administratively practicable but no later than two (2) weeks after the date of his reemployment.

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(c) A person who has satisfied the eligibility requirements while employed by an Affiliate and who becomes an Employee of an Employer shall enter the Plan as a Participant as soon as administratively practicable but no later than two (2) weeks after the date of his employment with such Employer.

4. Section 5.3 of the Plan is amended to read as follows:

5.3 Former Participants. A Participant who ceases to be an Employee of an Employer and who subsequently reenters the employ of an Employer shall enter the Plan as a Participant as soon as administratively practicable but no later than two (2) weeks after the date of his reemployment.

5. Section 6.1(c) of the Plan is amended by adding the following as a new sentence at the end thereof:

If a Participant with such an agreement in place should leave the employment of an Employer, the election contained in such agreement shall survive the termination, but only for the purpose of determining any applicable savings contribution with respect to compensation earned before termination of employment but paid after such termination. If the person should return to employment with such Employer or any other Employer at any time after such termination, the prior agreement shall not be effective and no savings contribution shall be made to the Plan on behalf of such person with respect to any compensation earned after reemployment unless and until a new election is made by such person.

6. Section 6.2(a) of the Plan is amended to read as follows:

(a) Each Employer, at the discretion of its Board of Directors, may contribute to the Trust a matching contribution on behalf of each eligible Participant (as determined pursuant to section 6.2(b)) for whom a savings contribution is made during the Plan Year. Such matching contribution shall be equal to a specified percentage of the amount of the savings contribution (or specified percentages of separate portions of the amount of the savings contribution) made to the Plan by the Participant, and may be limited to a specified percentage (or percentages) of the Participant’s compensation for which a savings contribution was made or a specified maximum dollar amount (or amounts). The percentage (or percentages) of the matching contribution, and any maximum percentage (or percentages) or dollar amount (or amounts), shall be determined by the Board of such Employer. No matching contribution shall be required for the portion of a Participant’s savings contribution subject to the refund requirements of section 6.1(b) or 6.1(f).

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7. Section 10.4 of the Plan is amended by adding the following as a new sentence at the end thereof:

Without limitation on the foregoing, the Plan Administrator shall have the authority to impose reasonable fees or restrictions on trading frequency with respect to any of the investment funds if it deems such fees or restrictions to be in the best interest of participants who are long-term investors in such investment funds or if the sponsors of such investment funds require such restrictions.

8. Article XIII of the Plan is amended by adding the following as a new sentence at the end thereof:

Notwithstanding the foregoing, the Plan Administrator shall have the authority to charge a reasonable fee to a specific Participant or beneficiary for any legal and administrative costs incurred by the Plan Administrator or the Primary Trustee related to such specific Participant or beneficiary, but only in the following situations:

(a) such Participant is otherwise entitled to a retirement benefit under section 8.1(b) or 8.3 and he elects to leave his Accounts in the Plan for distribution at a later date;

(b) a death beneficiary who is otherwise entitled to a death benefit under section 8.4 and he elects to leave his Accounts in the Plan for distribution at a later date; and

(c) an alternate payee who is entitled to benefits pursuant to a Qualified Domestic Relations Order as defined in Section 414(p) of the Code regardless of the distribution time period specified in such order.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed this 17th day of March, 2004 by its duly authorized officers.

ATTEST:		PUBLIX SUPER MARKETS, INC.

(CORPORATE SEAL)

By:	/s/ Linda S. Kane	By:	/s/ William E. Crenshaw
	Linda S. Kane, Assistant Secretary		William E. Crenshaw, President

“COMPANY”

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